EXHIBIT 12

                      THE CIT GROUP, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                    Years Ended December 31,
                                                --------------------------------
                                                  1998        1997        1996
                                                --------    --------    --------
                                                       Dollars in millions

Net income .................................    $  338.8    $  310.1    $  260.1
Provision for income taxes .................       185.0       178.0       155.7
                                                --------    --------    --------
Earnings before provision for
 income taxes ..............................       523.8       488.1       415.8
                                                --------    --------    --------
Fixed Charges:
   Interest and debt expenses
    on indebtedness ........................     1,040.8       937.2       848.3
   Minority interest in subsidiary
    trust holding solely Debentures
    of the Company .........................        19.2        16.3        --
Interest factor - one-third of rentals
 on real and personal properties ...........         7.9         8.5         8.1
                                                --------    --------    --------
Total fixed charges ........................     1,067.9       962.0       856.4
                                                --------    --------    --------
Total earnings before provisions
 for income taxes and fixed charges ........    $1,591.7    $1,450.1    $1,272.2
                                                ========    ========    ========

Ratios of Earnings to Fixed Charges ........       1.49x       1.51x       1.49x